Exhibit 99.1

News Release
First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens
Chief Financial Officer
(630) 875-7347

TRADED:	NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES

FIRST QUARTER 2009 EARNINGS PER SHARE OF $0.07, UP FROM ($0.57) LOSS PER

SHARE FOR FOURTH QUARTER 2008

Stable Core Operations – Improved Capital Ratios – Higher Loan Loss Reserves

First Quarter 2009 Operating Performance

•	After tax earnings of $3.2 million and diluted EPS of $0.07, as compared to diluted LPS of ($0.57) for fourth quarter 2008 and EPS of $0.51 for first quarter 2008.

•	Pre-tax earnings, excluding provision expense and net securities gains, improved 6.3% from first quarter 2008.

•	Net interest margin of 3.67% up 14 basis points versus 3.53% for first quarter 2008 and down 4 basis points from 3.71% for fourth quarter 2008.

•	Efficiency ratio improved to 52.3% compared to 54.0% for first quarter 2008 and 59.1% for fourth quarter 2008.

Capital, Credit, and Other

•	Tangible common equity and Tier 1 regulatory capital ratios of 5.36% and 11.85%, respectively, increased from year-end 2008.

•	Loan loss reserves increased to 2.15% of total loans as compared to 1.75% at December 31, 2008, with first quarter 2009 provision exceeding charge offs by $22 million.

•	Non-performing loans, including loans past due 90 days, increased to 4.80% of total loans compared to 3.21% at December 31, 2008.

•	Net securities gains realized of $8.2 million; tax benefits recognized of $4.0 million.

ITASCA, IL, APRIL 22, 2009 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for first quarter 2009. Net income available to common shareholders was $3.2 million for first quarter 2009, or $0.07 per share, compared to a net loss of $27.6 million, or ($0.57) per share, for fourth quarter 2008 and net income of $25.0 million, or $0.51 per share, for first quarter 2008. Return on average assets was 0.15% for first quarter 2009 as compared to (1.31%) and 1.25% for fourth quarter and first quarter 2008, respectively. Return on average common equity was 1.78% for first quarter 2009 as compared to (13.92%) and 13.75% for fourth quarter and first quarter 2008, respectively.

In announcing these results, Michael L. Scudder, the Company’s President and Chief Executive Officer said, “Our first quarter operating results reflect both the impact of current economic conditions on our credit costs as well as the implementation of planned initiatives designed to respond to those conditions. Operating performance for the quarter, excluding credit costs, was up from a year ago as we profited from stronger interest margins, the stability of our core funding base, targeted loan growth and lower operating expenses. During the quarter, we made the difficult decision to reduce our dividend and took advantage of improvement in the debt security markets to reduce the size of our securities portfolio. In combination, these actions helped further our objective of enhancing our tangible capital position as well as improve our overall liquidity.”

Mr. Scudder further commented, “Non-performing asset levels are elevated from year-end as we work through a longer and more challenging remediation cycle for real estate and construction-related credits. Recognizing this, and reflective of current conditions, we have increased our level of loan loss provisioning, bringing our level of reserves to 2.15% of total loans, 1.7 times the level existent a year ago.

“Our solid capital base and ability to generate strong core earnings continue to serve as an advantage as we navigate the difficulties of the current credit cycle. This advantage enables First Midwest to continue to meet the financial needs of our customers and communities and leaves us and our shareholders better positioned to benefit as conditions improve.”

Operating Performance

The Company recorded a loss before taxes of $3.8 million for first quarter 2009, as compared to income of $30.1 million for first quarter 2008, with the difference largely due to higher provision for loan losses. Provision for loan losses for first quarter 2009 was $48.4 million as contrasted to $9.1 million for first quarter 2008. Excluding the provision for loan losses and net securities gains from each period, income before taxes was $36.4 million for first quarter 2009 and $34.2 million for first quarter 2008.

Total loans as of March 31, 2009 were $5.39 billion, up 2.0% annualized compared to fourth quarter 2008, with the increase reflecting net growth in commercial and industrial loans as well as commercial real estate lending offset by a decline in outstanding loans for residential land and development. Total average deposits for first quarter 2009 were $5.51 billion, compared to $5.64 billion for fourth quarter 2008, a 1.76% decline largely reflective of normal seasonality.

Tax equivalent net interest margin was 3.67% for first quarter 2009, down 4 basis points from fourth quarter 2008 and up 14 basis points from first quarter 2008. Over the past 4 quarters, the yield on average earning assets declined 117 basis points while the cost of funds declined 150 basis points.

Fee-based revenues were $20.1 million for first quarter 2009, a decline of approximately $3.0 million, compared to both fourth quarter and first quarter 2008. This decrease largely stems from reduced consumer spending and the impact on overdraft fees as well as card-based fees. Further, trust and investment advisory fees declined 16% as compared to first quarter 2008, resulting from the adverse impact of lower asset values on revenues.

In comparison to first quarter 2008, bank-owned life insurance income declined $1.9 million for first quarter 2009. In the current environment, management elected to accept lower market returns in order to reduce its risk to market volatility through investment in shorter-duration, lower yielding money market instruments.

For first quarter 2009, noninterest expense declined by $0.9 million, or 1.9%, compared to first quarter 2008, largely due to a decline in salaries and benefits expense of $2.9 million and reflective of a 4% decline in full time equivalent employees. This reduction substantially offset a $2.1 million increase in FDIC insurance premiums and a $1.4 million increase in legal and operating costs associated with credit remediation and foreclosed real estate. Overall, the efficiency ratio improved to 52.3% for first quarter 2009, compared to 59.1% for fourth quarter 2008 and 54.0% for first quarter 2008.

Credit Remediation

Non-performing loans as of March 31, 2009 were $258.5 million compared to $172.1 million at December 31, 2008, with residential land and development loans comprising 50% of the March 31, 2009 total. Non-accrual loans at March 31, 2009 totaled $183.5 million compared to $127.8 million at December 31, 2008, while loans 90 days past due and still accruing totaled $73.9 million, up from $37.0 million at December 31, 2008. Restructured loans totaled $1.1 million at March 31, 2009, a decline of $6.3 million from December 31, 2008.

As of March 31, 2009, loans 30-89 days past due totaled $54.3 million, a decline of $61.9 million from December 31, 2008. The decline reflects the benefits derived from expanded resources focused on the early remediation of potential problem loans as well as the migration of certain loans to other problem categories.

Foreclosed real estate was $39.0 million as of March 31, 2009 as compared to $24.4 million as of December 31, 2008. All properties are recorded at current appraised values, less estimated selling costs.

As of March 31, 2009, the Company increased its reserve for loan losses to $116.0 million, up $22.1 million from December 31, 2008 and $51.2 million from March 31, 2008. The reserve for loan losses represented 2.15% of total loans outstanding at March 31, 2009, compared to 1.75% at December 31, 2008 and 1.28% at March 31, 2008. Net charge offs totaled $26.3 million during first quarter 2009, compared to $18.3 million in fourth quarter 2008 and $6.1 million in first quarter 2008. The provision for loan losses for first quarter 2009 was $48.4 million, compared to $42.4 million and $9.1 million for fourth quarter 2008 and first quarter 2008, respectively.

Securities Portfolio

Net securities gains were $8.2 million for first quarter 2009, compared to a net securities loss of $34.2 million for fourth quarter 2008 and a net securities gain of $5.0 million for first quarter 2008. During first quarter 2009, the Company took advantage of opportunities in the market to sell $323.5 million of mortgage-backed and municipal securities for a gain of $11.1 million. This was partially offset by impairment charges totaling $2.9 million associated with two trust-preferred collateralized debt obligations (“CDOs”). Management elected early adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. As a consequence, estimated credit losses were recognized on these two CDOs during the quarter, and a cumulative adjustment of $11.3 million was recorded to retained earnings, representing the estimated liquidity components of previously recorded other-than-temporary impairments associated with its CDOs.

Income Taxes

In first quarter 2009, the Company increased the amount of benefit recognized with respect to certain previously identified uncertain tax positions under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”) as a result of certain developments in pending tax audits. The increase in recognized tax benefit resulted in a $4.0 million reduction in income tax expense in first quarter 2009.

Capital Management

Regulatory and tangible common equity ratios were improved in comparison to December 31, 2008, with such improvement driven by retention of earnings and a decline in total assets, with the decline primarily due to a reduction in the size of the investment securities portfolio. All regulatory mandated ratios for characterization as “well capitalized” were significantly exceeded as of March 31, 2009:

	March 31, 2009	December 31, 2008	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at March 31, 2009
				(Amounts in millions)
Regulatory capital ratios:
Tier 1 Risk Based	11.85%	11.60%	6.00%	98%	$386

Total Risk Based Capital	14.62%	14.36%	10.00%	46%	$305

Tier 1 Leverage Capital	9.60%	9.41%	5.00%	92%	$375

Regulatory capital ratios, excluding preferred equity:
Tier 1 Risk Based	8.93%	8.68%	6.00%	49%	$193

Total Risk Based Capital	11.70%	11.44%	10.00%	17%	$112

Tier 1 Leverage Capital	7.23%	7.04%	5.00%	45%	$182

Tangible common equity ratios:
Tangible Common Equity	5.36%	5.23%	N/A	N/A	N/A

Tangible Common Equity, excluding OCI	5.83%	5.45%	N/A	N/A	N/A

On March 16, 2009, the Company announced, in an effort to build capital during this period of economic uncertainty, a reduction in its quarterly common stock dividend from $0.225 per share to $0.010 per share. This dividend action will enable the retention of approximately $42 million in capital over the course of a year.

The Board of Directors reviews the Company’s capital plan each quarter, giving cognizance to the current and expected operating environment as well as an evaluation of various capital alternatives. Consistent with its dividend history, First Midwest would look to return to a more normalized dividend level as circumstances permit.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, April 22, 2009 at 10:00 a.m. (ET). Members of the public who would like to listen to the conference call should dial 1-866-713-8395 (U.S. domestic) or 1-617-597-5309 (international) and enter passcode number 697 31 099. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/aboutinvestor_overview.asp. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 172 71 558, beginning approximately one hour after the event through 11:59 pm (ET) on April 29, 2009. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, Stock Performance Data, and Capital Ratios (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Loan Portfolio Composition (1 page)

•	Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated April 22, 2009

Operating Highlights
Unaudited	Quarters Ended
(Amounts in thousands except per share data)	March 31, 2009	December 31, 2008	March 31, 2008
Net income (loss)	$5,727	$(26,890)	$25,038
Net income (loss) applicable to common shares	3,155	(27,568)	24,979
Diluted earnings per share	$0.07	$(0.57)	$0.51
Return on average equity	1.78%	(13.92)%	13.75%
Return on average assets	0.15%	(1.31)%	1.25%
Net interest margin	3.67%	3.71%	3.53%
Efficiency ratio	52.33%	59.06%	54.02%
Balance Sheet Highlights
Unaudited	As Of
(Dollar amounts in thousands except per share data)	March 31, 2009	December 31, 2008	March 31, 2008
Total assets	$8,252,576	$8,528,341	$8,315,368
Total loans	5,387,128	5,360,063	5,045,765
Total deposits	5,508,382	5,585,754	5,721,562
Total stockholders’ equity	903,612	908,279	737,927
Common stockholders’ equity	710,612	715,949	737,927
Book value per common share	$14.61	$14.72	$15.20
Period end common shares outstanding	48,628	48,630	48,561
Capital Ratios
Unaudited	As Of
	March 31, 2009	December 31, 2008	March 31, 2008
Regulatory capital ratios:
Total capital to risk-weighted assets	14.62%	14.36%	11.63%
Tier 1 capital to risk-weighted assets	11.85%	11.60%	9.08%
Tier 1 leverage to average assets	9.60%	9.41%	7.51%

Regulatory capital ratios, excluding preferred equity:
Total capital to risk-weighted assets	11.70%	11.44%	11.63%
Tier 1 capital to risk-weighted assets	8.93%	8.68%	9.08%
Tier 1 leverage to average assets	7.23%	7.04%	7.51%

Tangible common equity ratios:
Tangible common equity to tangible assets	5.36%	5.23%	5.62%
Tangible common equity, excluding other comprehensive loss, to tangible assets	5.83%	5.45%	5.73%

First Midwest Bancorp, Inc.	Press Release Dated April 22, 2009

Condensed Consolidated Statements of Condition

Unaudited	March 31,
(Amounts in thousands)	2009	2008
Assets
Cash and due from banks	$103,586	$171,037
Funds sold and other short-term investments	3,741	1,808
Trading account securities	10,885	17,305
Securities available-for-sale	1,901,919	2,100,602
Securities held to maturity, at amortized cost	81,566	95,651
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	54,768	54,767
Loans	5,387,128	5,045,765
Reserve for loan losses	(116,001)	(64,780)

Net loans	5,271,127	4,980,985

Foreclosed real estate	38,984	8,607
Premises, furniture, and equipment	117,880	123,257
Investment in bank owned life insurance	199,070	203,987
Goodwill and other intangible assets	283,570	287,141
Accrued interest receivable and other assets	185,480	270,221

Total assets	$8,252,576	$8,315,368

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$3,522,289	$3,562,499
Time deposits	1,943,076	2,131,759
Brokered deposits	43,017	27,304

Total deposits	5,508,382	5,721,562
Borrowed funds	1,535,752	1,413,726
Subordinated debt	232,375	232,509
Accrued interest payable and other liabilities	72,455	209,644

Total liabilities	7,348,964	7,577,441

Preferred stock	189,768	—
Common stock	613	613
Additional paid-in capital	211,325	206,011
Retained earnings	851,339	854,931
Accumulated other comprehensive (loss)	(37,470)	(9,333)
Treasury stock, at cost	(311,963)	(314,295)

Total stockholders’ equity	903,612	737,927

Total liabilities and stockholders’ equity	$8,252,576	$8,315,368

First Midwest Bancorp, Inc.	Press Release Dated April 22, 2009

Condensed Consolidated Statements of Income

Unaudited	Quarters Ended
(Amounts in thousands except per share data)	March 31, 2009	December 31, 2008	March 31, 2008
Interest Income
Loans	$65,447	$71,849	$81,334
Securities	26,030	26,024	27,120
Other	3	60	21

Total interest income	91,480	97,933	108,475

Interest Expense
Deposits	18,927	22,802	34,210
Borrowed funds	4,632	6,416	12,076
Subordinated debt	3,702	3,702	3,689

Total interest expense	27,261	32,920	49,975

Net interest income	64,219	65,013	58,500
Provision for loan losses	48,410	42,385	9,060

Net interest income after provision for loan losses	15,809	22,628	49,440

Noninterest Income
Service charges on deposit accounts	9,044	11,206	10,422
Trust and investment management fees	3,329	3,420	3,947
Other service charges, commissions, and fees	4,006	4,554	5,002
Card-based fees	3,755	8,868	3,898
Subtotal, fee-based revenues	20,134	23,048	23,269
Bank owned life insurance income	541	(8,858)	2,462
Securities gains (losses), net	8,222	(34,215)	4,968
Other	(126)	(2,104)	(680)

Total noninterest income	28,771	(22,129)	30,019

Noninterest Expense
Salaries and employee benefits	23,311	20,356	26,190
Net occupancy expense	6,506	5,967	6,151
Equipment expense	2,331	2,454	2,567
Technology and related costs	2,240	1,848	1,771
Other	14,006	15,956	12,664

Total noninterest expense	48,394	46,581	49,343

(Loss) income before taxes	(3,814)	(46,082)	30,116
Income tax (benefit) expense	(9,541)	(19,192)	5,078

Net Income (Loss)	5,727	(26,890)	25,038
Preferred dividends	(2,563)	(712)	—
Net income applicable to non-vested restricted shares	(9)	33	(59)

Net Income (Loss) Applicable to Common Shares	$3,155	$(27,568)	$24,979

Diluted Earnings Per Share	$0.07	(0.57)	$0.51
Dividends Declared Per Share	$0.010	0.225	$0.310
Weighted Average Diluted Shares Outstanding	48,493	48,508	48,537

First Midwest Bancorp, Inc.	Press Release Dated April 22, 2009

Unaudited	As Of				Percent Change From
(Dollar amounts in thousands)	3/31/09	% of Total	12/31/08	3/31/08	12/31/08	3/31/08
Loan Portfolio Composition
Commercial and industrial	$1,508,175	28.0%	$1,490,101	$1,396,665	1.2%	8.0%
Agricultural	141,190	2.6%	142,635	200,614	(1.0)%	(29.6)%
Commercial real estate:
Office, retail, and industrial	1,211,844	22.5%	1,127,689	1,020,403	7.5%	18.8%
Residential land and development	466,195	8.7%	509,059	515,052	(8.4)%	(9.5)%
Multifamily	257,039	4.8%	237,646	188,474	8.2%	36.4%
Other commercial real estate	1,073,483	19.9%	1,106,952	952,622	(3.0)%	12.7%

Total commercial real estate	3,008,561	55.9%	2,981,346	2,676,551	0.9%	12.4%

Consumer:
Home equity	480,283	8.9%	477,105	459,068	0.7%	4.6%
Real estate 1-4 family	185,486	3.4%	198,197	224,895	(6.4)%	(17.5)%
Other consumer	63,433	1.2%	70,679	87,972	(10.3)%	(27.9)%

Total consumer	729,202	13.5%	745,981	771,935	(2.2)%	(5.5)%

Total loans	$5,387,128	100.0%	$5,360,063	$5,045,765	0.5%	6.8%

Commercial Real Estate Detail Office, Retail, and Industrial
Office	$404,857	33.4%	$373,272	$326,107	8.5%	24.1%
Retail	338,858	28.0%	313,286	279,612	8.2%	21.2%
Industrial	468,129	38.6%	441,131	414,684	6.1%	12.9%

Total office, retail, and industrial	$1,211,844	100.0%	$1,127,689	$1,020,403	7.5%	18.8%

Residential Land and Development
Structures	$143,497	30.8%	$185,929	$209,146	(22.8)%	(31.4)%
Land	322,698	69.2%	323,130	305,906	(0.1)%	5.5%

Total residential land and development	$466,195	100.0%	$509,059	$515,052	(8.4)%	(9.5)%

Other Commercial Real Estate
Commercial land	$258,869	24.1%	$280,120	$260,502	(7.6)%	(0.6)%
1-4 family investors	189,901	17.7%	193,227	169,768	(1.7)%	11.9%
Service stations and truck stops	145,571	13.6%	146,891	117,592	(0.9)%	23.8%
Warehouses and storage	89,541	8.3%	85,276	71,921	5.0%	24.5%
Hotels	80,365	7.5%	79,186	59,199	1.5%	35.8%
Restaurants	49,897	4.6%	48,106	48,147	3.7%	3.6%
Medical	37,929	3.5%	42,269	42,912	(10.3)%	(11.6)%
Automobile dealers	37,627	3.5%	38,505	30,934	(2.3)%	21.6%
Mobile home parks	21,559	2.0%	36,790	23,481	(41.4)%	(8.2)%
Recreational	12,587	1.2%	14,515	16,348	(13.3)%	(23.0)%
Religious	11,121	1.0%	11,224	11,291	(0.9)%	(1.5)%
Other	138,516	12.9%	130,843	100,527	5.9%	37.8%

Total other commercial real estate	$1,073,483	100.0%	$1,106,952	$952,622	(3.0)%	12.7%

First Midwest Bancorp, Inc.	Press Release Dated April 22, 2009

Unaudited	As Of
(Dollar amounts in thousands)	3/31/09	% of Loan Category	% of Total	12/31/08	3/31/08
Asset Quality
Non-accrual loans:
Commercial and industrial	$33,245	2.20%	19.8%	$15,586	$6,770
Office, retail, and industrial	12,769	1.05%	4.6%	2,533	730
Residential land and development	107,766	23.12%	61.9%	97,060	4,081
Multi-family	6,989	2.72%	4.2%	1,387	1,361
Other commercial real estate	16,025	1.49%	5.5%	6,926	255
Consumer	6,747	0.93%	4.0%	4,276	3,876

Total non-accrual loans	183,541	3.41%	100.0%	127,768	17,073

Restructured loans	1,063			7,344	1,942

90 days past due loans (still accruing interest):
Commercial and industrial	16,208	1.07%	18.1%	$6,818	$3,926
Agricultural	1,751	1.24%	1.9%	1,751	—
Office, retail, and industrial	12,719	1.05%	19.8%	3,214	—
Residential land and development	20,593	4.42%	27.3%	8,489	17,438
Multi-family	3,356	1.31%	3.7%	1,881	2,332
Other commercial real estate	8,900	0.83%	17.6%	6,586	2,451
Consumer	10,402	1.43%	11.6%	8,260	5,150

Total 90 days past due loans	73,929	1.37%	100.0%	36,999	31,297

Total non-performing loans	$258,533			$172,111	$50,252

Foreclosed real estate	$38,984			24,368	8,607
30-89 days past due loans	$54,311	1.01%	100.0%	$116,206	$185,186
Reserve for loan losses	$116,001	—	—	$93,869	$64,780

Asset Quality Ratios
Non-accrual loans to loans	3.41%	—	—	2.38%	0.33%
Non-performing loans to loans	4.80%	—	—	3.21%	0.96%
Reserve for loan losses to loans	2.15%	—	—	1.75%	1.24%
Reserve for loan losses to non-accrual loans	63%	—	—	73%	379%
Reserve for loan losses to non-performing loans	45%	—	—	55%	129%

(Dollar amounts in thousands)	3/31/09	% of Loan Category	% of Total	12/31/08	3/31/08
Charge-off Data
Net loans charged-off:
Commercial and industrial	$12,093	0.80%	46.0%	$5,601	$3,188
Office, retail, and industrial	878	0.07%	3.3%	699	—
Residential land and development	10,719	2.30%	40.8%	9,227	559
Multifamily	43	0.02%	0.2%	164	842
Other commercial real estate	69	0.01%	0.3%	397	673
Consumer	2,476	0.34%	9.4%	2,239	818

Total net loans charged-off	$26,278	1.98%	100.0%	$18,327	$6,080

Net loan charge-offs to average loans (annualized):
Quarter-to-date	1.98%	—	—	1.38%	0.49%
Year-to-date	1.98%	—	—	0.74%	0.49%

First Midwest Bancorp, Inc.	Press Release Dated April 22, 2009

Securities Available-For-Sale

Unaudited	U.S. Treasury	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
As of March 31, 2009
Amortized cost	$122	$598,367	$344,503	$861,547	$75,922	$56,612	$1,937,073

Gross unrealized gains (losses):
Gross unrealized gains	—	14,094	11,575	9,136	—	104	34,909
Gross unrealized losses	—	(3,120)	(24)	(16,134)	(41,395)	(9,390)	(70,063)

Net unrealized gains (losses)	—	10,974	11,551	(6,998)	(41,395)	(9,286)	(35,154)

Fair value	$122	$609,341	$356,054	$854,549	$34,527	$47,326	$1,901,919

As of December 31, 2008
Amortized cost	$1,039	$694,285	$504,918	$907,036	$78,883	$51,820	$2,237,981

Gross unrealized gains (losses):
Gross unrealized gains	2	7,668	13,421	12,606	—	213	33,910
Gross unrealized losses	—	(3,114)	(74)	(12,895)	(36,797)	(2,825)	(55,705)

Net unrealized gains (losses)	2	4,554	13,347	(289)	(36,797)	(2,612)	(21,795)

Fair value	$1,041	$698,839	$518,265	$906,747	$42,086	$49,208	$2,216,186

As of March 31, 2008
Amortized cost	$11,533	$471,431	$533,373	$949,107	$93,232	$45,630	$2,104,306

Gross unrealized gains (losses):
Gross unrealized gains	124	4,572	6,096	12,796	348	38	23,974
Gross unrealized losses	—	(2,548)	(324)	(3,164)	(18,624)	(3,018)	(27,678)

Net unrealized gains (losses)	124	2,024	5,772	9,632	(18,276)	(2,980)	(3,704)

Fair value	$11,657	$473,455	$539,145	$958,739	$74,956	$42,650	$2,100,602